EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
April 25, 2003

Peoples Energy Reports Higher Second Quarter Results
Raises Outlook for Fiscal 2003 Earnings

CHICAGO - Peoples Energy (NYSE: PGL) today reported a 15% increase in net income for the second quarter of fiscal 2003 compared with the year-ago period. For the three months ended March 31, 2003, net income was $63.5 million, or $1.77 per diluted share, compared with $55.0 million or $1.55 per diluted share in the same period last year. Fiscal year-to-date net income was $94.5 million or $2.64 per diluted share, compared to $86.0 million or $2.42 per diluted share a year-ago. Operating income for the current quarter and fiscal year-to-date totaled $114.5 million and $174.9 million, respectively, versus $99.0 million and $159.9 million in the same periods last year.

The improvements for both the quarter and fiscal year-to-date periods were due primarily to significantly higher operating results from the company's diversified energy businesses. A return to more normal weather also boosted Gas Distribution results, partially offset by higher bad debt expense and lower pension credits.

"We are very encouraged by second quarter results as well as the outlook for the remainder of the fiscal year," said Thomas M. Patrick, chairman, president and CEO. "Notably, every one of our business segments reported improved results compared to the year-ago period. Overall, these results confirm the success of our consistent strategy of enhancing our core utilities and prudently growing our diversified energy businesses. Based on the continuing strength of our performance, we are increasing our fiscal 2003 earnings estimate to $2.85 to $2.95 per share."

The table and discussion below summarize second quarter and fiscal year-to-date operating results for Peoples Energy's business segments:

	Three Months Ended March 31,		Six Months Ended March 31,
Operating Income ($ millions)	2003	2002	2003	2002
Gas Distribution	$100.2	$95.1	$158.5	$163.5
Diversified Energy Businesses	17.7	9.3	26.3	11.8
Corporate	(3.4)	(5.4)	(9.9)	(15.4)
Total Operating Income	$114.5	$99.0	$174.9	$159.9

Gas Distribution. Operating income increased $5.1 million for the second quarter to $100.2 million, versus $95.1 million in the year-ago period. Results benefited from weather that was 3.4% or 112 degree days colder than normal and 17.5% or 501 degree days colder than a year ago. Gas deliveries rose 16% due primarily to colder weather. However, the positive impacts of colder weather and higher normalized gas sales (i.e., unrelated to weather) ($19.2 million) were partially offset by lower accrued weather insurance proceeds ($6.1 million), higher bad debt expense ($5.9 million), and lower pension credits ($2.6 million).

On a fiscal year-to-date basis, operating income totaled $158.5 million, versus $163.5 million in the same period last year. Weather was 3.4% or 189 degree days colder than normal and 21.0% or 995 degree days colder than a year ago. Gas deliveries rose 17.5% due primarily to colder weather and some increase in normalized sales. However, the positive impacts of colder weather and higher gas sales unrelated to weather ($31.7 million) were more than offset by lower pension credits ($16.6 million), higher bad debt expense ($13.2 million), and lower accrued weather insurance proceeds ($10.3 million).

As previously announced, the provision rate for uncollectibles at Peoples Gas was increased beginning in the first quarter of fiscal 2003 from 2.0% of revenues to approximately 2.5% in order to reserve for the potential adverse impact on future collections of higher customer bills resulting from colder weather and higher natural gas costs. An additional $3.0 million increase in the provision was made in the first quarter to address older outstanding receivables related to the winter of fiscal 2001 and a large first quarter bankruptcy. As also previously announced, fiscal 2003 pension credits will decline $20.0 to $25.0 million compared to fiscal 2002 due primarily to the ongoing effects of lower pension plan returns and falling interest rates, as well as the inclusion in the year ago first quarter of a $6.7 million credit associated with a special retirement program. About three-fourths of the pension credit decrease occurred in the first two fiscal quarters.

Power Generation. Seasonal operating losses narrowed to $1.3 million and $2.4 million on a quarter and fiscal year-to-date basis, respectively, compared to $2.7 million and $5.5 million in the same periods a year ago. The improvement for both periods was primarily due to equity investment income generated from the Southeast Chicago Energy Plant (SCEP), a 350-megawatt plant owned in partnership with Exelon, which began commercial operations in July of 2002. Reflecting differences in contract provisions, SCEP capacity revenues are recognized evenly across the fiscal year while most of the capacity revenues for the larger jointly-owned Elwood facility are recognized in the June to September period, resulting in operating losses for the segment during the first two fiscal quarters.

Midstream Services. Second quarter operating income increased $3.7 million to $8.0 million compared to the same period a year ago while operating results for the first six months increased $4.0 million to $10.6 million versus last year. Higher revenues from wholesale marketing and asset management activities boosted both second quarter and year-to-date results. Second quarter operating results also benefited from higher contributions from the hub.

Retail Energy Services. This segment again showed strong improvement as operating results increased $2.3 million for the current quarter and $3.0 million fiscal year-to-date compared to the year ago periods. The increases in both periods were mainly due to higher gas margins as this segment continues its focus on profitable-customer growth in Northern Illinois.

Oil and Gas Production. Operating income was $8.8 million and $13.7 million on a quarter and fiscal year-to-date basis, respectively, compared to $8.0 million and $9.8 million in the same periods a year ago. Last year's second quarter results included the one time benefit of a settlement on hedges of $5.1 million. Excluding that impact, second quarter and year-to-date results tripled due mainly to improved commodity prices and increased production.

Net realized natural gas prices rose 49% to $4.42 per Mcf for the quarter and 33% to $4.02 per Mcf on a year-to-date basis, compared to $2.96 per Mcf and $3.03 per Mcf in the year-ago periods. Likewise, net realized oil prices rose 61% to $24.33 per barrel for the quarter and 19% to $22.43 per barrel fiscal year-to-date, compared to $15.08 per barrel and $18.82 per barrel in the same periods last year. Second quarter and year-to-date gas production volumes increased to 63.4 MMcf per day and 61.5 MMcf per day, respectively, compared to 47.9 MMcf per day and 47.4 MMcf per day in the same periods a year ago. Oil production was essentially flat at 1.3 MBbls per day for the second quarter and 1.2 MBbls per day fiscal year to date. The properties acquired from Magnum Hunter in the first quarter of fiscal 2003 contributed 11.2 MMcfe per day for the current quarter and 9.3 MMcfe per day fiscal year-to-date. The balance of the production increase in both periods is attributable to the continued success of the company's drilling program. Results from the segment's equity investment also improved.

Other
Corporate support expenses declined by $2.0 million in the second quarter and $5.5 million on a year-to-date basis compared to the year ago periods. Other income declined by $2.9 million in the second quarter and $4.3 million on a year-to-date basis due to lower interest income and a $1.7 million gain on the disposition of property in the year-ago second quarter. Interest expense declined $1.5 million in the second quarter and $4.6 million on a year-to-date basis due to lower interest rates and reduced average borrowings outstanding.

Financial
At March 31, 2003 total debt was 50% of capitalization, plus short-term borrowing, compared to 53% at the end of last year's second quarter. For the twelve months ended March 31, 2003, the ratio of funds from operations to interest coverage was 5.2X compared with 4.8X for the period ending March 31, 2002.

Outlook
"Assuming normal weather and average natural gas prices of $4.65 per MMbtu for the remainder of the year, we now estimate that fiscal 2003 earnings will be in the range of $2.85 to $2.95 per diluted share," said Patrick. "This represents an increase from previous guidance of $2.70 to $2.80 per diluted share and reflects the higher results posted by our diversified energy businesses as well as the positive impacts of colder-than-normal weather on a year-to-date basis in our Gas Distribution business and lower interest expense. Our Oil and Gas business will benefit significantly in fiscal 2003 from strong gas prices and the impact of the first quarter purchase of additional producing reserves in Texas."

Earnings Conference Call
Peoples Energy will hold a conference call to discuss second quarter of fiscal 2003 results on Friday, April 25, 2003, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 9241450. The telephone replay will be available approximately two hours after completion of the call through April 29, 2003. The webcast replay will be available through May 5, 2003.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings for fiscal year 2003. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts and interest expense; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's Gas Distribution, Power Generation and Oil and Gas Production segments; Aquila's financial ability to perform under its power sales tolling agreements with Elwood; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended March 31,
(In Thousands, except per-share amounts)	2003	2002

Total Revenues	$903,833	$522,835

Equity Investment Income (Loss)	($13)	($578)

Operating Income	$114,529	$99,018

Net Income	$63,481	$54,994

Earnings Per Share	$1.78	$1.55

Diluted Earnings Per Share	$1.77	$1.55

Basic Average Shares Outstanding	35,723	35,459

Dilutive Average Shares Outstanding	35,844	35,501

	Six Months Ended March 31,
(In Thousands, except per-share amounts)	2003	2002

Total Revenues	$1,452,944	$900,383

Equity Investment Income (Loss)	($266)	($4,087)

Operating Income	$174,847	$159,857

Net Income	$94,482	$86,015

Earnings Per Share	$2.65	$2.43

Diluted Earnings Per Share	$2.64	$2.42

Basic Average Shares Outstanding	35,637	35,446

Dilutive Average Shares Outstanding	35,743	35,493

Common Stock Data
	March 31,
	2003	2002
Annualized dividend rate	$2.12	$2.08
Dividend yield (per cent)	5.9%	5.3%
Book value per share	$24.04	$23.61
Market price	$35.77	$39.38
Market price as a per cent of book value	149%	167%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2003	2002	2003	2002

Gas Distribution Deliveries (MDth)
Sales- Residential
- Heating	61,229	51,497	100,458	83,336
- Non-heating	1,218	1,077	2,145	2,136
- Commercial	10,047	8,011	16,455	12,801
- Industrial	2,071	1,634	3,375	2,600
Transportation	38,646	35,333	65,790	59,213
Total Gas Distribution Deliveries	113,211	97,552	188,223	160,086

Weather
Degree Days - actual	3,366	2,865	5,722	4,727
Per cent colder (warmer) than normal	3.4%	(12.0%)	3.4%	(14.6%)

Number of Gas Distribution Customers (average)
Sales- Residential
- Heating	749,992	753,053	739,063	745,830
- Non-heating	164,544	177,859	165,086	176,711
- Commercial	45,691	45,060	44,916	44,067
- Industrial	2,962	2,917	2,927	2,869
Transportation	27,195	21,147	27,165	21,368
Total Gas Distribution Customers	990,384	1,000,036	979,157	990,845

Retail Energy Gas and Electric Customers (at March 31)	17,900	13,053	17,900	13,053

Employees (at March 31)
Gas Distribution	1,867	1,944	1,867	1,944
Diversified Businesses	119	105	119	105
Corporate Support	433	450	433	450
Total Employees	2,419	2,499	2,419	2,499

Megawatt Capacity (at March 31)	805	675	805	675

Oil and Gas Production
Average daily production:
Gas (MMCFD)	63.4	47.9	61.5	47.4
Oil (MBD)	1.3	1.2	1.2	1.2
Gas equivalent (MMCFED)	70.9	54.8	69.0	54.4

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 6.58	$ 2.43	$ 5.28	$ 2.39
Oil ($/BBL)	$ 33.86	$ 20.43	$ 31.00	$ 21.04

Average hedge price:
Gas ($/MMBTU)	$ 4.15	$ 3.13	$ 3.91	$ 3.26
Oil ($/BBL)	$ 21.24	$ 21.08	$ 20.42	$ 21.56

Percentage hedged:
Gas	84%	82%	78%	79%
Oil	57%	100%	62%	80%

Net realized price:
Gas ($/MCF)	$ 4.42	$ 2.96	$ 4.02	$ 3.03
Oil ($/BBL)	$ 24.33	$ 15.08	$ 22.43	$ 18.82
Equivalent ($/MCFE)	$ 4.38	$ 2.92	$ 3.99	$ 3.05

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In Thousands, except per-share amounts)	2003	2002	2003	2002

Operating Revenues	$ 903,833	$ 522,835	$ 1,452,944	$ 900,383

Operating Expenses:
Cost of energy sold	598,232	276,626	927,737	463,129
Operation and maintenance	89,597	71,878	177,511	138,049
Depreciation, depletion and amortization	28,013	24,793	55,477	49,297
Taxes - Other than income taxes	73,449	49,942	117,106	85,964
Total Operating Expenses	789,291	423,239	1,277,831	736,439

Equity Investment Income (Loss)	(13)	(578)	(266)	(4,087)

Operating Income	114,529	99,018	174,847	159,857

Other Income, Net	434	3,280	1,091	5,386

Interest Expense	12,571	13,971	25,373	29,946

Earnings Before Income Taxes	102,392	88,327	150,565	135,297

Income Taxes	38,911	33,333	56,083	49,282

Net Income	$ 63,481	$ 54,994	$ 94,482	$ 86,015

Average Shares of Common Stock Outstanding
Basic	35,723	35,459	35,637	35,446
Diluted	35,844	35,501	35,743	35,493

Earnings Per Share of Common Stock
Basic	$ 1.78	$ 1.55	$ 2.65	$ 2.43
Diluted	$ 1.77	$ 1.55	$ 2.64	$ 2.42

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	March 31,	March 31,
(In Thousands)	2003	2002

Assets
Capital Investments:
Property, plant and equipment, at original cost	$ 2,881,343	$ 2,740,689
Less - Accumulated depreciation, depletion
and amortization	1,080,227	990,949
Net property, plant and equipment	1,801,116	1,749,740
Investments in equity investees	138,242	95,270
Other investments	23,340	26,041

Total Capital Investments - Net	1,962,698	1,871,051

Customer Accounts Receivable - net of reserves	534,942	347,389
Other Current Assets	198,366	244,438
Other Assets	410,527	329,974

Total Assets	$ 3,106,533	$ 2,792,852

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 315,097	$ 300,574
Retained earnings	579,409	556,208
Treasury stock	(6,760)	(6,793)
Accumulated other comprehensive income	(25,705)	(13,143)

Total Common Stockholders' Equity	862,041	836,846
Long-Term Debt	629,345	644,020

Total Capitalization	1,491,386	1,480,866

Current Liabilities
Commercial paper	-	-
Current maturities of long-term debt	90,000	-
Short-term debt	152,000	302,000
Other	760,087	483,783
Total Current Liabilities	1,002,087	785,783

Deferred Credits and Other Liabilities	613,060	526,203

Total Capitalization and Liabilities	$ 3,106,533	$ 2,792,852

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended March 31, 2003	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 677,420	$ -	$ 113,872	$ 106,890	$ 27,940	$ 28	$ (22,317)	$ 903,833
Depreciation, depletion and amortization	16,755	32	107	988	10,103	4	24	28,013
Equity Investment Income (Loss)	-	(147)	-	-	(41)	175	-	(13)
Operating Income (Loss)	$ 100,191	$ (1,283)	$ 8,063	$ 2,206	$ 8,799	$ (42)	$ (3,405)	$ 114,529

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended March 31, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 414,411	$ -	$ 34,031	$ 57,635	$ 19,495	$ 9	$ (2,746)	$ 522,835
Depreciation, depletion and amortization	17,135	30	171	411	7,012	7	27	24,793
Equity Investment Income (Loss)	-	(1,611)	1,798	-	(881)	116	-	(578)
Operating Income (Loss)	$ 95,145	$ (2,705)	$ 4,260	$ (133)	$ 8,036	$(213)	$ (5,372)	$ 99,018

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Six Months Ended March 31, 2003	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 1,092,792	$ -	$ 174,642	$ 161,562	$ 50,134	$ 71	$ (26,257)	$ 1,452,944
Depreciation, depletion and amortization	33,262	63	213	1,405	20,479	8	47	55,477
Equity Investment Income (Loss)	-	(210)	-	-	(667)	611	-	(266)
Operating Income (Loss)	$ 158,482	$ (2,444)	$ 10,627	$ 4,308	$ 13,671	$ 94	$ (9,891)	$ 174,847

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Six Months Ended March 31, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 705,144	$ -	$ 57,246	$ 107,884	$ 35,319	$ 18	$ (5,228)	$ 900,383
Depreciation, depletion and amortization	34,026	58	407	820	13,918	18	50	49,297
Equity Investment Income (Loss)	-	(3,227)	1,296	-	(2,404)	248	-	(4,087)
Operating Income (Loss)	$ 163,593	$ (5,536)	$ 6,578	$ 1,268	$ 9,793	$(409)	$ (15,430)	$ 159,857